 GLOBALSTAR ANNOUNCES THIRD QUARTER 2019 RESULTS

Covington, LA, November 12, 2019 -- Globalstar, Inc. (NYSE American: GSAT) today announced its operating and financial results for the quarter ended September 30, 2019.

OPERATIONAL HIGHLIGHTS

Financing Update

We are in the final stages of completing the refinancing of our capital structure by executing an amendment and partial paydown of our existing senior secured credit facility agreement ("Facility Agreement") and raising a new second lien term loan facility ("Second Lien Facility").

As previously announced, we have reached an agreement in principle with our senior lenders under the Facility Agreement on an amendment of certain key terms. This amendment would provide primarily for (i) the prepayment of the next three scheduled principal payments using proceeds from the Second Lien Facility, (ii) revisions to the remaining repayment schedule to reduce the amount of principal payments required prior to maturity, leaving a final principal balance of approximately $100 million to be paid at maturity on December 31, 2022, and (iii) a reset of financial covenant levels together with an extension of our ability to make equity cures through maturity.

As part of this amendment, we are also finalizing the Second Lien Facility, the proceeds from which would be used to pay down the Facility Agreement and pay in full all amounts outstanding under the bridge financing raised in June 2019. The Second Lien Facility is expected to bear payment-in-kind interest at a fixed annual rate of no greater than 14% and warrants to purchase approximately 120 million shares of common stock. The warrants are structured to be exercised in cash, providing approximately $50 million of additional potential liquidity to be used towards scheduled principal payments under the Facility Agreement.

Dave Kagan, Chief Executive Officer, commented, "We continue to push forward to finalize this very broad scale refinancing. Although this process has taken longer than we wanted, we, together with our lenders and counsel, are finalizing the facilities and their supporting documentation and expect to conclude the process in the near term. We look forward to having this financing behind us and are excited about the strength of our balance sheet post-transaction."

Spectrum Update

In June 2019, we announced that we have now received MSS and terrestrial authorizations in five countries across Africa, representing over 1.1 million square miles of territory, a population in excess of 100 million people, more than 1.7 billion MHz-POPs of licensed coverage and annual GDP approaching half a trillion USD. In these countries, we have obtained terrestrial LTE authority over our entire 16.5 MHz of S-band spectrum, most with permissible power limits suitable for both macro and small cell deployments. We also continue to make progress toward authorizations in additional countries both within and outside of Africa and expect additional approvals in the coming months.

Engineering and standards process work continues on 3GPP as we work to standardize Band 53 carrier aggregation with both CBRS and 5 GHz unlicensed having already secured both base station and user equipment approvals. Band 53 can also be aggregated with additional licensed channels and future authorities may provide for such opportunities. Over the coming six months, we remain focused on securing the 5G New Radio status for Band 53 which will provide standardization for Band 53 in 5G systems going forward.

Product Introductions

In October 2019, we released the new Sat-Fi2® Remote Antenna Station (RAS), which expands the capabilities of the Sat-Fi2® Satellite Hotspot by incorporating a highly efficient remote antenna enabling use in any vehicle, vessel or distant building. Sat-Fi2® RAS easily installs to a fixed power source for seamless connectivity via the Globalstar next generation satellite network and ground infrastructure. Now available in the US and Canada, Sat-Fi2® RAS provides continuous communications for anyone who works or plays outside of cellular coverage.

In September 2019, we released a new SPOT X® two-way satellite messenger equipped with Bluetooth® wireless technology. Users now have the flexibility to use the new SPOT X® device to connect to their smartphone through the SPOT X® app to send and receive satellite messages. The new and improved SPOT X® is the latest addition to the award-winning SPOT family of products, providing affordable, two-way messaging, tracking and S.O.S. in emergencies for hundreds of thousands of users all over the world. Through a direct connection to the GEOS International Emergency Coordination Center, SPOT has initiated more than 6,800 rescues around the globe within the last ten years.

Strategic Partnerships

In November 2019, we announced a partnership with Ceres Tag, a leader in livestock information systems using a proprietary smart ear tag. The parties will conduct commercial large-scale trials to provide for tracking history from birth and the management of livestock using our Commercial IoT technology over the Globalstar satellite network. This partnership is expected to improve efficiencies within this industry with benefits including livestock theft detection, better operational management for livestock location, improved provenance along the entire supply chain, improved detection and tracking for health and bio-security systems and more information on animal welfare.

We also announced our expanding partnership with Nokia in November 2019. The Fourth Industrial Revolution (4IR) sweeping steadily across the African continent highlights the increasing need for solutions that are tailored for, and compatible with, the digital transformation of enterprises across many vertical domains. The need for high capacity, low latency and secure connectivity that is easy to deploy at multiple sites, and often across national borders, poses a real challenge. One of the key enablers is spectrum for local deployments combined with an appropriate automation platform. Globalstar and Nokia have developed an innovative solution, which allows enterprises to deploy intelligent network applications in a dedicated spectrum band. It is based on Nokia’s industrial-grade private wireless Digital Automation Cloud platform together with Globalstar’s 3GPP Band 53 spectrum. The solution will be showcased at the Globalstar stand at AfricaCom at the Cape Town International Convention Centre on November 12-14, 2019.

FINANCIAL REVIEW

Revenue

Total revenue for the third quarter of 2019 decreased $1.0 million, or 3%, from the third quarter of 2018, after excluding a non-recurring adjustment to Duplex service revenue that was recorded during the third quarter of 2019 to change the estimated impact from the adoption of the new revenue recognition standard (ASC 606) on January 1, 2018. The decrease in total revenue was due to a $1.3 million decrease in revenue generated from subscriber equipment sales, offset partially by a $0.3 million increase in service revenue.

The increase in service revenue was due primarily to increases in ARPU across all core product types. The improvement in Duplex ARPU resulted predominantly from customers migrating to or activating on plans higher than prior year ARPU. Additionally, Commercial IoT service revenue increased 28% due to increases in both ARPU and average subscribers. The increase in ARPU was driven in part by higher usage and a more favorable blend of rate plans in place during 2019 based on the product mix of our subscriber base. Offsetting these favorable variances were declines in the average number of SPOT and Duplex subscribers. Involuntary churn of nonpaying customers was the primary driver of the SPOT subscriber decline; excluding this cleanup, the SPOT subscriber base would have been generally flat from third quarter of 2018. On the Duplex front, we introduced an improved version of our Sat-Fi2® device in August 2019 and the RAS, a derivative of the Sat-Fi2® device, in October 2019. These products, together with other Duplex products currently in development, are expected to contribute to higher activations in future quarters.

The decrease in revenue from equipment sales was due primarily to a lower average selling price of our SPOT equipment due to summer pricing promotions during the third quarter of 2019; we did not run similar promotions during the third quarter of 2018. While these promotions decrease the selling price of our hardware, we expect the discounts to drive future activations and, therefore, recurring high-margin service revenue. Revenue generated from Duplex and Commercial IoT equipment sales was impacted by the mix of products sold in the respective quarters.

Operating Loss

Operating loss decreased from $18.0 million during the third quarter of 2018 to $16.0 million during the third quarter of 2019 due to lower operating expenses of $3.0 million offset partially by lower total revenue of $1.0 million (after excluding the out-of-period impact from the ASC 606-related revenue adjustment previously discussed). Driving the majority of the decrease in operating expenses was a $2.2 million reduction in marketing, general and administrative (MG&A) expenses as costs that we incurred during 2018 to support the now-terminated merger and to defend the related securities claim did not recur in 2019. A $0.7 million decrease in depreciation, amortization and accretion expense also contributed to the decrease in operating loss. Offsetting these favorable variances was an increase in the cost of subscriber equipment sales due to the recognition of $0.9 million in tariffs for nearly all Chinese-manufactured products sold since July 2018 following an unfavorable ruling received from U.S. Customs in October 2019. This ruling related to the classification of certain of our core products imported from China. The classification per U.S. Customs, which carries a 25% tariff upon import, is inconsistent with the classification we have previously used based on external legal advice. We plan on filing a protest against this ruling. We are also evaluating options to mitigate the impact of these tariffs, including engaging in discussions with our Chinese manufacturer regarding lowering their labor costs to us.

Net Income

Net income increased $8.2 million from the third quarter of 2018 (after excluding the out-of-period impact from the ASC 606-related revenue adjustment previously discussed) due primarily to an $11.1 million increase in the non-cash gain on derivative valuation adjustments during the respective periods. The high likelihood as of September 30, 2019 of a voluntary conversion of the Thermo loan agreement in the near term was the primary driver of the gain during the third quarter of 2019 as the value to the holder of the conversion feature within the loan agreement is lower. A lower operating loss also contributed to the increase in net income (for the reasons previously discussed), offset partially by a higher non-cash loss driven by foreign exchange rate changes due to the strengthening of the U.S. dollar and higher interest expense due to lower capitalized interest.

Adjusted EBITDA

Adjusted EBITDA decreased 2% to $11.9 million during the third quarter of 2019 due primarily to a $1.0 million decrease in total revenue, offset partially by a $0.7 million decrease in operating expenses, after excluding EBITDA adjustments.

CONFERENCE CALL
The Company will conduct an investor conference call to discuss its financial results and the expected refinancing following the execution of the related definitive documentation.

About Globalstar
Globalstar is a leading provider of customizable Satellite IoT Solutions for customers around the world in industries such as oil and gas, transportation, emergency management, government, maritime and outdoor recreation. A pioneer of mobile satellite voice and data services, Globalstar allows businesses to streamline operations by connecting people to their devices, supplying personal safety and communication, and automating data to more easily monitor and manage mobile assets via the Globalstar Satellite Network. The Company's Commercial IoT product portfolio includes the industry-acclaimed SmartOneTM asset tracking products, Simplex satellite transmitters and the SPOT® product line of personal safety, asset and communication devices, all supported on SPOT My Globalstar, a robust cloud-based back office solution. Completing the satellite product suite are Duplex satellite data modems, the innovative Sat-Fi2® satellite Wi-Fi hotspot and the Sat-Fi2® Remote Antenna Station, with all product solutions offering a variety of data service plans.  Learn more at Globalstar.com

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

Investor Contact Information:
Marcy Fluitt
investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the close of a financing arrangement, the pursuit of terrestrial spectrum authorities globally, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
	2019	2018
Revenue:
Service revenue	$34,152	$29,898
Subscriber equipment sales	4,462	5,794
Total revenue	38,614	35,692
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	9,216	9,429
Cost of subscriber equipment sales	4,482	4,426
Marketing, general and administrative	12,895	15,061
Depreciation, amortization, and accretion	24,026	24,738
Total operating expenses	50,619	53,654
Operating loss	(12,005)	(17,962)
Other income (expense):
Interest income and expense, net of amounts capitalized	(14,471)	(13,358)
Derivative gain	50,156	39,059
Other	(2,529)	1,331
Total other income (expense)	33,156	27,032
Net income before income taxes	21,151	9,070
Income tax expense	40	51
Net income	$21,111	$9,019

Net income (loss) per common share:
Basic	$0.01	$0.01
Diluted	(0.01)	(0.02)
Weighted-average shares outstanding:
Basic	1,451,703	1,264,516
Diluted	1,647,734	1,427,800

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2019	2018
Net income	$21,111	$9,019

Interest income and expense, net	14,471	13,358
Derivative gain	(50,156)	(39,059)
Income tax expense	40	51
Depreciation, amortization, and accretion	24,026	24,738
EBITDA	9,492	8,107

Non-cash compensation	1,419	1,536
Foreign exchange and other	2,276	(1,398)
Debt refinancing third party fees	2,403	—
Merger and litigation-related costs	206	3,919
Change to estimated impact upon adoption of ASC 606	(3,885)	—
Adjusted EBITDA (1)	$11,911	$12,164

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses and certain other non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenue and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	September 30,
	2019		2018
	Service	Equipment	Service	Equipment
Revenue
Duplex (2)	$12,704	$349	$12,213	$436
SPOT	12,482	1,880	12,957	2,970
Commercial IoT	4,526	2,182	3,542	2,356
IGO	139	—	257	—
Other	416	51	929	32
Total Revenue	$30,267	$4,462	$29,898	$5,794

Average Subscribers
Duplex	57,091		66,004
SPOT	280,632		292,521
Commercial IoT	412,180		361,472
IGO	26,378		26,196
Other	912		1,007
Total Average Subscribers	777,193		747,200

ARPU (1)
Duplex (2)	$74.17		$61.68
SPOT	14.83		14.76
Commercial IoT	3.66		3.27
IGO	1.76		3.27

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

(2)
We recorded an out-of-period adjustment of $3.9 million during the third quarter of 2019 as a result of a change in the estimated impact of the adoption of ASC 606 on January 1, 2018. This adjustment, which increased Duplex service revenue, is excluded from service revenue and ARPU in the table above.